Exhibit 10.7

December 8, 2017

Jill Woodworth

Dear Jill:

Peloton Interactive, Inc. (together with its successors and assigns, the “Company”) is pleased to offer you employment on the following terms:

1.    Position. Your title will be Chief Financial Officer, and you will report to the Company’s Chief Executive Officer, John Foley. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Cash Compensation. The Company will pay you a starting salary at the rate of $500,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to upward (but not downward) adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also be eligible for an Annual Bonus target of 100% of your base salary (“Target Bonus”), with a maximum bonus opportunity equal to 2 times the Target Bonus. The actual Annual Bonus payout will be based on achievement of performance goals to be determined by the Company’s Board of Directors or its Compensation Committee. The Annual Bonus, if any, will be payable within 2 1⁄2 months following the end of the fiscal year to which it relates. Except as provided below, you must be employed by the Company on the date of payment to receive your Annual Bonus.

3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.    Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, as soon as reasonably practicable following your start date, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be at Fair Market Value (as defined in the Plan) as determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s then current Stock Plan (the “Plan”), as described in the Plan and your individual Stock Option Agreement consistent with this Agreement. You will vest in 25% of the Option shares after 12 months of continuous service (measured from your start date), and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your individual Stock Option Agreement. Subject to approval by the Company’s Board of Directors, if the Company is subject to a Change in Control (as defined below) before your service terminates and your employment is terminated without Cause or you resign for Good Reason within 12 months following such Change in Control or in the period after a definitive agreement is executed which results in a Change in Control, 100% of the Option shares will vest (the “Change in Control Acceleration”). For purposes of this Agreement, “Change in Control” is defined as (i) the consummation of a merger or consolidation of the Company with or into another entity; (ii) the sale of all or substantially all of the assets of the Company; (iii) the dissolution, liquidation or winding up of the Company; or (iv) sale or other transfer of 50% or more of the combined voting power of the Company’s then outstanding voting securities to “any one person or more than one person acting as a group” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) other than a person that is a stockholder of the Company (or affiliate of a stockholder of the Company) as of your first day of employment, which sale or transfer results in the transfer of the power to elect a majority of the members of the Company’s Board of Directors (any of the events in (i) through (iv) a “Transaction”). The foregoing notwithstanding, a Transaction does not constitute a “Change in Control” if immediately after the Transaction, a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such Transaction, in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the Transaction.

5.    Termination Without Cause or Resignation for Good Reason. If your employment with the Company is terminated by the Company without Cause, or in the event of your resignation for Good Reason, then, subject to the conditions set forth in this Section 5, you will become eligible to receive

(a)    severance pay in an aggregate amount equal to twelve (12) months of your Base Salary, to be paid in equal installments at your then Base Salary rate (determined without regard to any reduction giving rise to your right to resign for Good Reason) in accordance with the Company’s regular payroll cycle for 12 months following the date of your termination of employment. The severance payments will commence within 60 days after your termination date and, once they commence, will include any unpaid amounts accrued from the termination date; however, if the 60 day-period described in the preceding clause spans two calendar years, then the payments will in any event begin in the second calendar year;

(b)    if you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your termination of employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the twelve-month period following your termination of employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (provided that, to the extent the Company or you would otherwise be subject to penalty under applicable law or regulation due to this clause (B), the Company may instead pay you a monthly payment equal to the monthly premium for you and your dependents under the Company’s health insurance plans); and

(c)    continued or accelerated vesting, as determined by the Company, into the next vesting period that occurs after the effective date of your termination (or continued vesting for six months from the effective date of your termination, if longer) unless the Change in Control Vesting applies (collectively, “Severance Pay”). If your position is terminated by the Company without Cause, or in the event of your resignation for Good Reason, you will also receive the pro-rata portion of your Annual Bonus (taking into account the number of days of your employment during the performance year compared to the full performance year), based on actual achievement against target performance goals, and the prior year’s Annual Bonus to the extent earned and not yet paid, such Annual Bonuses to be paid as set forth in Section 2 above.

For purposes of this Agreement, “Cause” is defined as any of the following:

(i)	any act or omission that constitutes a material breach by you of your obligations under this Agreement or any other material agreement between you and the Company;
(ii)

your willful failure or willful refusal to perform the lawful duties required of you as an employee of the Company (and consistent with your position as Chief Financial Officer) to the reasonable satisfaction of the Company, other than any such failure resulting from incapacity due to physical or mental illness;

(iii)	any material violation by you of any:

(x) material written policy, rule or regulation of the Company or

(y) any law or regulation applicable to the business of the Company of which you have knowledge, or should have knowledge based on your position as Chief Financial Officer;

(iv)

your act or omission constituting fraud, material dishonesty, breach of fiduciary duty, gross negligence, willful misconduct or intentional misrepresentation in relation to your duties to the Company; and/or

(v)	your conviction of, or plea of guilty or nolo contendere to, any crime which constitutes a felony or crime of moral turpitude.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured (including an event described in clause (v) above) you will have 10 days from the delivery of written notice by the Company within which to cure any acts constituting Cause prior to any termination by the Company for Cause.

All Severance Pay or other post-termination compensation is, in each case, subject to required withholding.

For purposes of this Agreement, “Good Reason” is defined as any of the following occurring without your prior written consent:

(i)	relocation of your position to a location that is (A) greater than 25 miles from the Company’s current New York office and (B) outside of the New York metropolitan area;
(ii)	significant diminution of job function, reporting relationship or scope, including, without limitation:
(A)

removal of you from the position of the Chief Financial Officer of the Company, provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause (ii)(A) as long as you remain Chief Financial Officer of the business line, subsidiary or division represented by the Company’s business or

(B)

your failure to report directly to the Chief Executive Officer (or principal executive officer, regardless of title) of the Company, provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause (ii)(B) as long as you report directly to the Chief Executive Officer (or principal executive officer, regardless of title) of the business line, subsidiary or division represented by the Company’s business; and/or

(iii)

a decrease in base salary compensation (other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions, up to a maximum reduction of 10%) or your Target Bonus opportunity as a percentage of your base salary (or your maximum annual bonus opportunity), in each case, provided that you provide notice of such circumstances to the Company’s Chief Executive Officer (or principal executive officer, regardless of title) within 120 days of such circumstances’ occurrence, the Company fails to cure such circumstances within 30 days of receipt of such notice and you resign within 180 days of such circumstances coming into existence.

Severance Pay does not entitle you to any other ongoing benefits from the Company (except as outlined above or as otherwise provided herein) and you will not be an employee of the Company for any purpose during any period that you are receiving Severance Pay. In order to receive Severance Pay, you must:

(iv)

sign and deliver to the Company a full general release of all claims in substantially the form attached hereto as Exhibit A (the “General Release”), and any revocation period, if any, applicable to the General Release must have expired) within the time period specified by the Company;

(v)	cooperate with the orderly transfer of your duties as reasonably requested by the Company for a period not to exceed three months, and;
(vi)	return all Company property by a date specified by the Company.

For the avoidance of doubt, upon any termination of your employment you shall be entitled to payment of your Base Salary through your termination date, payment of any accrued but unused vacation days (if and to the extent you have any vacation days accrued in accordance with the Company’s then-current vacation policy), reimbursement of any unreimbursed business expenses, and any vested benefits or entitlements pursuant to any applicable Company plan, policy or other agreement.

6.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed herewith.

7.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although the Company’s personnel policies and procedures to the extent not inconsistent herewith, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.    Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c)    Section 409A. It is the intent of the parties that this Agreement is interpreted such that it is either exempt from or complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner which does not impose any additional taxes, interest or penalties on you pursuant to Section 409A of the Code and its implementing notices and regulations and it shall be interpreted consistent with this intent. Each salary continuation payment under Section 5 is hereby designated as a separate payment. Notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described herein which represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to you if you have incurred a “separation from service” in accordance with Section 409A of the Code. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your “separation from service” date or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

9.    Interpretation, Amendment and Enforcement. This letter agreement and the Proprietary Information and Inventions Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute. In the event of a conflict between any provision of this Agreement and the provision of any Company policy, plan, arrangement or other agreement, the provisions of this Agreement shall control. This Agreement shall be binding upon and inure to the benefit of the Company and you and your respective successors and assigns.

10.    Coverage Under Directors’ and Officers’ Liability Insurance Policies. The Company agrees to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other senior executives, which coverage shall continue as to you event if you have ceased to be an officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.

* * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon completing a background check and your starting work with the Company on a mutually agreeable start date. Your employment is also contingent upon your starting work with the Company on or before April 30,2018.

SIGNATURE ON NEXT PAGE

If you have any questions, please feel free to reach out.

Kind Regards, /s/ John Foley PELOTON INTERACTIVE, INC.

By:	John Foley
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Jill Woodworth
Signature of Employee

Dated:	12/8/17

Attachment

Exhibit A: Form of General Release